EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement dated March 6, 2014 on Form S-8 of Aemetis, Inc. of our report dated April 16, 2013, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of Aemetis, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP

Des Moines, Iowa
March 6, 2014